Exhibit 10.50

RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this [            ] day of [            ] 20[    ] between Polymer Holdings LLC (the “Company”) and [            ] (the “Participant”).

WHEREAS, the Company has adopted and maintains the Polymer Holdings LLC 2009 Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Participants in the Plan of restricted shares of Common Stock of the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Investment. The Participant represents that the shares of Restricted Stock (as defined herein) are being acquired for investment and not with a view toward the distribution thereof.

2. Grant of Restricted Stock. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant an award of [            ] shares of Common Stock of the Company (collectively, the “Restricted Stock”). The purchase price for the Restricted Stock [has been paid by the Participant’s past services to the Company / is [            ]].

3. Grant Date. The grant date of the Restricted Stock hereby granted is [            ], 20[    ].

4. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Committee, shall govern. All capitalized terms used herein shall have the meanings given to such terms in the Plan.

5. Vesting Date. The Restricted Stock shall become vested as follows: [            ]. Notwithstanding the foregoing, if within the one-year period following a Change in Control the Participant’s employment is terminated by the Company or its affiliate without Cause, all Restricted Stock held by such Participant shall immediately vest, and all restrictions thereon shall immediately lapse, as of the effective date of such termination of the Participant’s employment subject to the Participant’s execution of an effective general release and waiver of all claims against the Company, its affiliates and their respective officers and directors related to the Participant’s employment, in a form acceptable to the Company at the Participant’s termination of employment.

“Cause” means (i) a material breach by the Participant of any of the Participant’s obligations under any written agreement with the Company or any of its affiliates, (ii) a material violation by the Participant of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or its affiliates (other than as a result of physical or mental illness or injury); (iv) the Participant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its affiliates; (v) the Participant’s fraud or misappropriation of funds; or (vi) the commission by the Participant of a felony or other serious crime involving moral turpitude; provided that if the Participant is a party to an employment agreement with the Company or its affiliate (an “Employment Agreement”) at the time of his or her termination of employment and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Agreement.

If a Participant is terminated without Cause and, within the twelve (12) month period subsequent to such termination of employment, the Company determines in good faith that the Participant’s employment could have been terminated for Cause, subject to anything to the contrary that may be contained in the Participant’s Employment Agreement at the time of his or her termination of employment, the Participant’s employment will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.

6. Forfeiture. Subject to the provisions of the Plan and Section 5 of this Agreement, with respect to the shares of Restricted Stock which have not become vested on the date the Participant’s employment is terminated, the award of Restricted Stock shall expire and such unvested shares of Restricted Stock shall immediately be forfeited on such date.

7. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8. Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

11. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Restricted Stock shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.

Polymer Holdings LLC

By:

[ ]
Title:

[ ]
[Participant’s Name]

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